Exhibit 10.13
SEPARATION AGREEMENT
     This Separation Agreement (“Agreement”) is made between comScore Networks, Inc. (“Company”), a Delaware corporation, and Sheri Huston (“Employee”).
     In consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, state and agree as provided below.
     1. Separation. Employee’s last day of work with the Company and Employee’s employment termination date will be February 28, 2006 (the “Separation Date”). Until the Separation Date, Employee agrees to provide reasonable transition assistance, including without limitation, commercially reasonable efforts to complete the projects listed under Paragraph 1 of the Transition Summary attached as Exhibit B, and handing off of the projects listed under Paragraphs 2-5. From time to time, after the Separation Date, Employee shall be available to respond to transition related questions, to the extent reasonable.
     2. Accrued Salary and Paid Time Off. The Company will pay Employee for all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings, on the Company’s ordinary payroll dates. Employee is entitled to the payments described in this section even if Employee elects not to execute this Agreement.
     3. Severance Benefits. The Company will pay severance to Employee in the form of a lump sum payment for an amount equivalent to six (6) months of the Employee’s current base salary (the “Severance Payment”). The Severance Payment shall be made on the Separation Date. In addition, Employee is eligible; for and shall be paid a bonus payment of $73,788 attributable to 2005 performance (the “Bonus”) The Bonus shall be paid upon full execution of this Separation Agreement. Both the Severance Payment and the Bonus will be subject to standard payroll deductions and withholdings.
     4. Health Insurance. Beginning the first month following the month of separation, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Employee will be eligible to continue Employee’s group health insurance benefits at Employee’s own expense. On the Separation Date, Company will make a lump sum payment to Employee of $9014.00, subject to standard payroll deductions and withholdings, intended to be equivalent to Company’s portion of Employee’s health insurance premiums for a six (6) month period.
     5. Other Compensation or Benefits. If Employee elects to exercise Employee’s vested stock options, Employee must exercise such vested stock options within ninety (90) days of the Separation Date in accordance with the terms and conditions of the comScore Networks, Inc. 1999 Stock Plan Stock Option Agreement. In addition, Company’s Chief Executive Officer has agreed to designate Employee as a Participant pursuant to Section 2.1(iii) of the Company Incentive Plan created by Company’s Board of Directors on August 1, 2003, attached hereto as Exhibit C.

Employee acknowledges that, except as expressly provided in this Agreement, Employee will not receive any additional compensation, severance or benefits from the Company after the Separation Date.
     6. Expense Reimbursements. Employee agrees that, within ten (10) days of the Separation Date, Employee will submit Employee’s final documented expense reimbursement statement reflecting all business expenses Employee incurred through the Separation Date, if any, for which Employee seeks reimbursement. The Company will reimburse Employee for these expenses pursuant to its regular business practice.
     7. Return of Company Property. By the Separation Date, Employee agrees to return to the Company all Company documents (ad all copies thereof) and other Company property that Employee had in Employee’s possession at any time, including, but not limited to, Company files, manuals, notes, drawings, records,: business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Notwithstanding- anything to the contrary, Company shall remove all Company materials from Employee’s laptop, and effective as of the Separation Date, Company hereby transfers ownership over Employee’s laptop to Employee. In the event that Employee discovers any Company materials that failed to be removed from the laptop, Employee shall treat such information as Company confidential Information, promptly notify Company of such discovery and permit Company or an independent third party to take reasonable actions to remove or destroy such information. Company makes no warranties as to the operation of the laptop, and assumes no responsibility over its maintenance.
     8. Proprietary Information and Noncompetition Obligations. Employee acknowledges Employee’s continuing obligations under Employee’s Employment, Invention Assignment and Non-disclosure Agreement, a copy of which is attached hereto as Exhibit A, including but not limited to, Employee’s obligations related to confidentiality and noninterference with personnel relations.
     9. Confidentiality. The provisions of this Agreement will be held in strictest confidence by Employee and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Employee may disclose this Agreement in confidence to Employee’s immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, Employee agrees not to disclose the terms of this Agreement to any current or former Company employee. Notwithstanding anything to the contrary, the parties shall mutually agree on the positioning if the communication regarding Employee’s separation to Company personnel, and to any third parties, and such agreed-upon positioning may be disclosed by either party.

     10. Non-Disparagement. Each party agrees to refrain from all conduct, verbal or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of the other party, or damage or interfere with the business of the Company. For the purposes of this paragraph, “party” shall mean the Company’s current officers and directors. This non-disparagement provision shall not in any way prevent the parties from disclosing any information to their attorneys or in response to a lawful subpoena or court order requiring disclosure of such information. Both parties agree that the separation was not a function of Employee’s performance.
     11. Release of All Claims/Indemnification. Company hereby releases, acquits and discharges Employee, and Employee hereby releases, acquits and discharges the Company and its affiliates, and their officers, directors,’ agents, servants, employees, attorneys, shareholders, successors and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Employee’s employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Virginia Human Rights Act; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of implied good faith and fair dealing. This release does not extend to the Company’s right to pursue all available legal remedies against Employee for any intentional torts, gross negligence, illegal acts, or acts for which criminal penalties are available. Company shall indemnify Employee from and against any loss, damages, liabilities, judgments, settlements or costs and expenses, (including reasonable attorneys’ fees) incurred by Employee to defend against any third party claims arising out of or in any way connected with Employee’s employment with the Company, or Employee’s performance thereunder, to the extent authorized by the Company’s Bylaws.
     12. Cooperation. Employee agrees to reasonably cooperate with the Company in good faith in any internal investigation or administrative, regulatory, or judicial proceeding, including without limitation, making herself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with her other permitted activities and commitments. Employee understands that in the event the Company asks for her cooperation in ‘accordance with this provision, the Company will reimburse her solely for (a) reasonable out-of-pocket expenses, including travel, lodging and meals, upon her submission of receipts. and (b) to the extent that she is requested by the Company to cooperate in such an investigation or proceeding for more than 40 cumulative hours, a daily rate of $950 per day, within 15 days of receipt of an invoice.
     13. ADEA Waiver. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA. Employee also acknowledges that the consideration given for the waiver and the release in the preceding paragraph hereof is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the ADEA, that: (a) Employee’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) Employee has been advised hereby that Employee has the right to consult with an attorney prior to executing this Agreement; (c) Employee has twenty-one (21) days to consider this Agreement (although Employee may choose to voluntarily execute this Agreement earlier); (d) Employee has seven (7) days following execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will become effective on the. date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by Employee. In addition, this Agreement specifically incorporates and includes by reference all other legally required federal and state notice and rescission periods applicable to Employee.
     14. Remedies. Employee and the Company each agree that it would be impossible or inadequate to measure and calculate the other’s damages from any breach of the covenants set forth in the “Confidentiality” Section above. Accordingly, Employee and the Company each agree that the non-breaching party will have available, in addition to any other right or remedy available, in law, in equity or otherwise, the right to obtain injunctive relief against the threatened breach of the “Confidentiality” Section or the continuation of such breach by the breaching party, without the necessity of proving damages.
     15. Enforcement. Except as otherwise provided herein, if any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
     16. Costs. The parties intend that each shall bear its own costs (including attorney’s fees), if any, that may have been incurred relating to this Agreement.
     17. No Admission of Liability. This Agreement is not intended as an admission of liability by any party.
     18. Effective Date. This Agreement will become effective on the latter of: (a) February 28, 2006; or (b) after seven days have passed since Employee signed the Agreement, assuming that Employee does not revoke the Agreement (the “Effective Date”).
     19. Notice. In the event that any notice is to be given to any party under this Agreement, it shall be given by certified mail, return receipt requested, and addressed to the party as follows:

To Company:	comScore Networks, Inc.
Attention: Corporate Counsel
11465 Sunset Hills Drive, Suite 200
Reston, VA 20190

To Employee:	Sheri L. Huston
9541 Noory Court
Vienna, VA 22182
773.25 1.7466
     20. Miscellaneous. This Agreement, including Exhibits A, B and C, constitutes the full and entire understanding and agreement between the parties regarding the subjects hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in writing signed by both Employee and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both Employee and the Company, and inure to the benefit of both Employee and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be governed in all respects by the laws of the Commonwealth of Virginia as such laws are applied to agreements between Virginia residents entered into and performed entirely in Virginia.
     In Witness Whereof, the undersigned have executed this Agreement as of the date written below.

COMPANY:

COMSCORE NETWORKS, INC.

By:	/s/ Magid Abraham
Magid Abraham, Chief Executive Officer

EMPLOYEE:

/s/ Sheri Huston Sheri Huston	2.09.06 Date
Exhibit A — Employment, Invention Assignment and Non-disclosure Agreement
Exhibit B — Transition Summary
Exhibit C — comScore Networks, Inc. Incentive Plan created August 1, 2003